Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-106500, 333-106493, and 333-88984 on Form S-4 and Registration Statement Nos. 033-64984 and 333-61689 on Form S-3 of our report dated March 10, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard for uncertainty in income taxes, planned major maintenance activities, and retirement benefits), relating to the financial statements and financial statement schedule of Dole Food Company, Inc. appearing in this Annual Report on Form 10-K of Dole Food Company, Inc. for the year ended December 29, 2007.
Deloitte & Touche LLP
Los Angeles, California
March 10, 2008